Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS FIRST QUARTER

OPERATING RESULTS FOR FISCAL 2007 AND ANTICIPATED NON-RECURRING CHARGE

RELATING TO STOCK OPTIONS

ISSAQUAH, Wash., December 14, 2006 — Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the first quarter (12 weeks) of fiscal 2007, ended November 26, 2006.

Net sales for the first quarter of fiscal 2007 increased 9% to $13.85 billion from $12.67 billion during the first quarter of fiscal 2006. On a comparable warehouse basis, that is warehouses open at least one year, net sales increased 4%.

Net income for the first quarter of fiscal 2007 increased 10% to $237 million, or $.51 per diluted share, from $216 million, or $.45 per diluted share, during the first quarter of fiscal 2006.

In connection with the review of stock options announced by the Company on October 12, 2006, and guidance issued by the U.S. Internal Revenue Service on November 30, 2006, the Compensation Committee of the Board of Directors has approved a program intended to protect over 1,000 employees who are United States taxpayers from certain adverse tax consequences. The program involves increasing the exercise prices on certain stock options granted from 2000 to 2003, while the Company makes payments to employees to reduce adverse income tax consequences from their options having been granted originally at prices lower than the revised prices. The Company is also examining the availability of similar alternatives for employees outside the United States. In total, the Company currently estimates that it will record a non-recurring, pretax charge to earnings of approximately $70 million (approximately $45 million after-tax) in the second quarter of fiscal 2007, the twelve weeks ending February 18, 2007. The ultimate amount of that charge will depend in part upon alternatives available in other countries, which are currently under review and which may affect options granted from 1996 to 2003. Over the next few years, the Company would expect to recoup $25 million in proceeds, not subject to income taxes, from these increases in option prices; but the increased proceeds would not flow through the income statement. Thus, the real economic consequences of a $45 million after-tax charge would be significantly lower than the income statement consequences. Jim Sinegal, president and chief executive officer stated: “We do not intend for our options-holding employees to be penalized for historical issues associated with some of our stock option grants, and this program is consistent with our corporate value of taking care of our employees.”

Costco currently operates 504 warehouses, including 371 in the United States and Puerto Rico, 70 in Canada, 19 in the United Kingdom, five in Korea, four in Taiwan, five in Japan and 30 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada.

A conference call to discuss these first quarter results is scheduled for 8:00 a.m. (PT) today, December 14, 2006, and is available via a webcast on www.costco.com (click on Investor Relations and “Webcasts”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care and workers’ compensation costs), rising costs associated with the acquisition of merchandise (including the direct and indirect effects of the rising cost of petroleum-based products and fuel and energy costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Richard Galanti, 425/313-8203 Bob Nelson, 425/313-8255 Jeff Elliott, 425/313-8264

Issaquah Home Office • 999 Lake Drive • Issaquah, WA 98027-5367 • (425) 313-8100

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	12 Weeks Ended
	November 26, 2006	November 20, 2005
REVENUE
Net sales	$13,852,321	$12,670,792
Membership fees	299,303	262,554

Total revenue	14,151,624	12,933,346
OPERATING EXPENSES
Merchandise costs	12,388,958	11,330,171
Selling, general and administrative	1,382,467	1,264,092
Preopening expenses	22,727	12,377
Provision for impaired assets and closing costs, net	4,332	1,211

Operating income	353,140	325,495
OTHER INCOME (EXPENSE)
Interest expense	(2,140)	(3,724)
Interest income and other	27,111	25,540

INCOME BEFORE INCOME TAXES	378,111	347,311
Provision for income taxes	141,225	131,493

NET INCOME	$236,886	$215,818

NET INCOME PER COMMON SHARE:
Basic	$0.52	$0.46

Diluted	$0.51	$0.45

Shares used in calculation (000’s)
Basic	458,873	472,717
Diluted	467,836	486,367
Dividends per share	$0.130	$0.115